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                                                                   EXHIBIT 10.27

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         THIS AMENDMENT to that certain Employment Agreement, dated as of _________________, ____ (the "Employment Agreement"), by and between
_____________________ (the "Employee") and INTERACTIVE INTELLIGENCE, INC. (the "Company"), is made and entered into as of this 15 day of March, 2000.

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, the Employee holds stock options under the Company's 1999 Stock Option and Incentive Plan (the "1999 Plan") and/or 1995 Incentive Stock Option Plan (the "1995 Plan");

         WHEREAS, the Company's Board of Directors amended the 1999 Plan and stock options theretofore granted to delete a provision which limited the acceleration of options and restricted stock in the event the participant is subjected to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code;

         WHEREAS, in connection with such amendment to the 1999 Plan, the Board of Directors determined that the Company should amend the employment agreements of the employees who have been granted stock options under the 1995 and 1999 Plans to provide that if the employee is subjected to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Company shall pay to such employee an amount sufficient to reimburse such employee for the amount of such excise tax imposed by Sections 280G and 4999 (and any equivalent state or local statutes) on an after-tax basis; and

         WHEREAS, Employee is agreeable to such amendment;

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto mutually covenant and agree as follows:

         1. The following new section is hereby added to the end of the Employment Agreement:

         SECTION 20. GROSS-UP PAYMENT.

         (a) If any portion of the severance payments payable to the Employee hereunder or any other payments or benefits received or to be received by the Employee from the Company, including without limitation stock options or restricted granted pursuant to the 1995 Incentive Stock Option Plan and/or the 1999 Stock Option and Incentive Plan (as amended) (collectively, "Severance Benefits") (whether payable pursuant to the terms of this Agreement, or any other plan, agreement or arrangement with the Company or any corporation affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof (the "Code")) would, as


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determined by the Company in its sole discretion, be subject to the tax imposed by Section 4999 of the Code (or any successor provision) or by any substantially equivalent state statute (the "Excise Tax"), then the Company shall pay to the Employee, on or before the day such Excise Tax is payable by the Employee through withholding or otherwise, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of (i) any Excise Tax, (ii) any federal, state or local income tax, interest charges or penalties arising in respect of the imposition of such Excise Tax, and (iii) any federal, state or local income tax or Excise Tax imposed upon the payment provided for by this Section 20, is equal to the after-tax amount of such Severance Benefits assuming the Employee had not incurred any liability for the Excise Tax (i.e., after federal, state, and local income tax, but not the Excise
Tax). For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay (x) federal income taxes at the highest stated marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and (y) state and local income taxes at the highest stated marginal rates of taxation in the state and locality of the Employee's domicile for income tax purposes on the date the Gross-Up Payment is made taking into account the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

         For purposes of determining whether a Gross-Up Payment is due and the calculation of the Gross-Up Payment, if any, the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company in accordance with the principles of Section 280G. In making these determinations and calculations and in determining the value of any non-cash benefit or deferred payment or benefit, the Company may rely on the advice of a firm of recognized attorneys, compensation consultants, appraisers, actuaries, or accountants as to any tax issues with respect to Sections 280G or 4999 of the Code, any legal issues with respect to interpreting this Amendment, the Employment Agreement, any benefit, stock option, or other agreement, plan, or other law, regulation, judicial or other authority which may affect the determinations and calculations hereunder, and the value or reasonableness of any item of compensation or benefit to be received by the Employee. Subject to
Section 20(b) below, the Company's determinations and calculations shall be dated as of the date payment is made and addressed to the Company and the Employee and shall be binding upon the Company and the Employee.

         (b) As a result of the uncertainty in the application of Section 280G of the Code and valuation of certain noncash benefits at the time of the initial determinations by the Company, it is possible that amounts will not have been paid or distributed by the Company to or for the benefit of the Employee pursuant to this Agreement that should have been paid or distributed ("Underpayment"). In the event that, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee which the Company believes has a high probability of being upheld or has been upheld by a court of final jurisdiction, an Underpayment has occurred, any such Underpayment, computed in the same manner as the Gross-Up Payment is computed under Section 20(a), above, shall be promptly paid by the Company to or for the benefit of the Employee.


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         2. Except as amended as set forth herein, the Employment Agreement shall continue in full force and effect according to its terms.

         IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Employee has hereunto affixed his hand as of the day and year first above written.


                                       INTERACTIVE INTELLIGENCE, INC.



                                       By: ___________________________________
                                       Printed: ______________________________



                                       EMPLOYEE


                                       _______________________________________
                                       Printed: ______________________________



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